EXHIBIT (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 2-48576, 33-25332, 33-31434, 33-43854, 33-58798, 33-52773, 333-03191, 333-16363, 333-26867, 333-32461, 333-32491, 333-32499, 333-32567, 333-35324, 333-41920, 333-47450, 333-54234, 333-73252 and 333-107677 on Form S-8, and Registration Statement No. 333-99509 on Form S-3 of our reports dated February 25, 2005, relating to the financial statements and financial statement schedule of The Boeing Company, and management’s report of the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of The Boeing Company for the year ended December 31, 2004.

/S/    DELOITTE & TOUCHE LLP

Chicago, Illinois

February 25, 2005